Exhibit 99.1
FOR IMMEDIATE RELEASE
CONTACT:	Michele Howard
770-441-2051

Immucor Appoints G. Mason Morfit to Board of Directors

NORCROSS, Ga., July 26, 2010 – Immucor, Inc. (Nasdaq: BLUD), a global leader in providing automated instrument-reagent systems to the blood transfusion industry, today announced that G. Mason Morfit has been appointed to its board of directors as a new independent director.

“We are pleased to welcome Mason to Immucor’s board,” stated Joseph Rosen, Immucor’s Chairman of the Board. “With his extensive financial background and public company board experience, we look forward to Mason’s contributions as we continue to execute our automation strategy to improve transfusion medicine and enhance shareholder value.”

Mr. Morfit is a partner with ValueAct Capital, an investment management firm with $4 billion in assets under management. ValueAct Capital is currently Immucor's largest shareholder and holds 8.9 million shares of the Company's common stock. Prior to joining ValueAct Capital in 2001, Mr. Morfit worked in equity research for Credit Suisse First Boston. Mr. Morfit is a director of Valeant Pharmaceuticals International (NYSE: VRX) and a former director of Advanced Medical Optics (NYSE: EYE), Solexa, Inc. (NASDQ: SLXA) and MSD Performance, Inc. He has a B.A. from Princeton University and is a CFA charterholder.

"I am excited about joining the board of Immucor, a leader in the field of immunohematology,” stated Mr. Morfit. "I look forward to working with the board to further enhance value for all shareholders."

Mr. Morfit is expected to stand for regular election at the Company’s next annual shareholders’ meeting. The addition of Mr. Morfit brings the Company’s board size to eight directors, including seven independent directors.

About Immucor
Founded in 1982, Immucor manufactures and sells a complete line of reagents and systems used by hospitals, reference laboratories and donor centers to detect and identify certain properties of the cell and serum components of blood prior to transfusion. Immucor markets a complete family of automated instrumentation for all of its market segments. For more information on Immucor, please visit our website at www.immucor.com.

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